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          AMD ANNOUNCES AGREEMENT TO SELL ITS COMMUNICATION PRODUCTS
                        DIVISION TO FRANCISCO PARTNERS

SUNNYVALE, Calif.--May 22, 2000--Advanced Micro Devices (NYSE: AMD) today announced a definitive agreement under which Francisco Partners, LP, a private equity firm focused on buyout and recapitalization investments in technology companies, will acquire 90 percent of AMD's Communication Products Division for $375 million in cash. AMD will retain a 10 percent ownership interest in the business, and also will have a warrant to acquire approximately an additional 10%. AMD and Francisco Partners anticipate completing the transaction in the third quarter of 2000. Following the closing, AMD will provide wafer fabrication, manufacturing and related services to the new company under multi-year service agreements.

The AMD Communication Products Division produces integrated circuits for telephony and Internet access applications. The division's products include ISDN circuits, SLICs and SLACs (subscriber line interface circuits and subscriber line audio processing circuits), which go into telephone switching systems, and digital subscriber line (DSL) products for Internet access systems. In 1999, division revenues were $168 million. Division revenues were $59.5 million during the first quarter of this year. The Communication Products Division has approximately 160 employees and is based in Austin, Texas.

Francisco Partners, LP, a private equity firm focused on buyout and recapitalization investments in technology companies, was formed by David M. Stanton, Sanford R. Robertson, Benjamin H. Ball, Dipanjan Deb and Neil M. Garfinkel.

About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces microprocessors, flash memories, and integrated circuits for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.9 billion in 1999. (NYSE: AMD).

About Francisco Partners

Francisco Partners, a pioneer of technology buyouts based in Silicon Valley, was formed in 1999 by David M. Stanton, Sanford R. Robertson, Benjamin H. Ball, Dipanjan Deb and Neil M. Garfinkel. Francisco Partners targets public companies, divisions of public companies and private companies with transaction values ranging from $50 million to in excess of $2 billion. The principals of Francisco Partners have amassed an exceptional track record of investing in technology companies that span various industry sectors, investment sizes, growth profiles, capital structures and structuring complexities. In total, the principals have made substantial investments in over 20 technology companies, including several of the most successful technology buyouts ever done. Their investments include the purchase of Globespan, Inc. and Paradyne from Lucent Technology and the $1.8 billion purchase of ON Semiconductor from Motorola, the largest technology buyout in history. In addition to its internal resource base, Francisco Partners has an exclusive long-term relationship with Sequoia Capital, one of the most prominent and successful venture capital firms in Silicon Valley. Founded in 1972, Sequoia
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Capital has provided early stage capital to over 350 technology companies including 3Com Corporation, Apple Computer, Cisco Systems, Inc., Linear Technology Corporation, LSI Logic Corporation, Oracle Corporation, PMC Sierra, Scient Corporation and Yahoo! Inc.

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